Exhibit 99.1.6

OMEGA GERAÇÃO S.A.

Publicy-Listed Company

CNPJ No. 09.149.503/0001-06

NIRE 31.300.093.10-7 | CVM Code No. 02342-6

MATERIAL FACT

Belo Horizonte, Brazil – October 28, de 2021 - OMEGA GERAÇÃO S.A. (the “Company” or “Omega Geração” – Novo Mercado Ticker: OMGE3), in compliance with the provisions of Section 4 of Article 157 of Law No. 6.404, of December 15, 1976, as amended (“Brazilian Corporations Law”) and CVM Resolution No. 44, of August 23, 2021 (“Resolution 44”), of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários) (the “CVM”), in continuity to the Material Facts disclosed on September 24, 2021 (“Material Fact 09.24.2021”) and October 7, 2021 (“Material Fact 10.07.2021”), hereby publicly informs its shareholders and the market in general of the following:

Extraordinary Shareholders’ Meeting

In the extraordinary shareholders meeting held on this date (“ESM”), the shareholders of the Company approved, among other matters, the proposed merger of shares of Omega Geração by Omega Energia S.A. (“Omega Energia” and “Merger of Shares”).

As informed in the Material Fact 09.24.2021, the Company and Omega Energia signed, on September 24, 2021, the “Private Instrument of Protocol and Justification for the Merger of Shares of Omega Geração S.A.” (“Protocol and Justification”), containing the terms and conditions of the Merger of Shares. On October 7, 2021, the Protocol and Justification was amended to change the exchange ratio of Omega Geração shares for Omega Energia shares (“1st Amendment to the Protocol and Justification”).

On this date, before the shareholders’ meeting, Omega Energia and the Company renegotiated the terms of the Merger of Shares and once more changed the exchange ratio. The Company’s Board of Directors approved a new amendment to the Protocol and Justification to include the new exchange ratio (“2nd Amendment to the Protocol and Justification”).

The Company's minority shareholders approved, by a majority, the Merger of Shares according to the new terms provided for in the 2nd Amendment to the Protocol and Justification, in compliance with the provisions of CVM Guidance Opinion No. 35.

New Exchange Ratio

The exchange ratio negotiated and approved on this date, as included in the 2nd Amendment to the Protocol and Justification, provides that the Company’s shareholders will receive 2.263126202252 new Omega Energia common shares for each of the Company’ share to be merged (“New Exchange Ratio”)

As a result, after the business combination, the Company will represent 81,51%% of Omega Energia.

The Right of Withdrawal

The shareholders of the Company that do not approve the Merge of Shares, whether as a result of such shareholder’s dissent, abstention from voting or failure to appear, will be assured the right to withdrawal from the Company in accordance with Section 1 of Article 252 of Brazilian Corporations Law.

In accordance with Section 1 of Article 137 of Brazilian Corporations Law, shareholders of the Company may exercise their withdrawal rights in relation to Company shares they hold on an uninterrupted basis between September 24, 2021, with due regard for the trades carried out on that day, which was the date of disclosure of the material fact about the transaction, and the date of effectiveness of the Merger of Shares (“Closing Date”).

In accordance with the provisions of Article 230 and Sections 1 and 4 of Article 137 of Brazilian Corporations Law, the shareholders of the Company must exercise their right to withdraw within 30 days of the publication of the minutes of the ESM, under penalty of forfeiture of such withdrawal rights, as will be announced in due course in a specific notice to shareholders on the subject.

Shareholders that exercise their withdrawal rights will receive reimbursement of Company shares equivalent to R$ 19,562005009804 per share, which corresponds to the Company’s shareholders’ equity per share, excluding treasury shares on the date of the Material Fact 09.24.2021, based on the approved financial statements of the Company as of December 31, 2020, in accordance with of Section 1 of Article 45 of Brazilian Corporations Law. The reimbursement amount may be modified in accordance with Brazilian Corporations Law.

Pursuant to Section 2Article 45 of Brazilian Corporations Law, dissenting shareholders may, at the time of withdrawal, request that the Company prepare a special balance sheet to determine the share reimbursement amount.

The amounts due to dissenting shareholders will be paid on the Closing Date. If a request for a special balance sheet is made, the requesting shareholders will receive on the Closing Date 80% of the reimbursement amount calculated on the basis of the Company’s shareholders’ equity on December 31, 2020, with any remainder to be paid with 120 days of the Closing Date.

Because the comparison Exchange Ratio is more advantageous to the Company’s shareholders than the Company’s shareholders’ equity per share, dissenting shareholders may elect, when exercising their withdrawal rights, to receive a reimbursement amount equivalent to 24,221866192866 per share, which corresponds to the Company’s shareholders’ equity per share adjusted to market prices and excluding treasury shares in accordance with Section 3 of Article 264 of Brazilian Corporations Law.

Conditions Precedent

The effectiveness of the shareholders’ deliberations at the ESM and, therefore, the Merger of Shares, is conditioned to Omega Energia’s registration as a public-listed company before the CVM and the listing of its shares on Brazilian Stock Exchange’s (Brasil, Bolsa e Balcão, “B3”) special listing segment called Novo Mercado.

The ESM’s minutes, as well as the entire 2nd Amendment to the Protocol and Justification, containing all the terms, clauses, conditions and justification of the business combination, in addition to being available to shareholders for consultation at its headquarters, is also available on the Company’s website (http://www.omegageração.com.br), and in the periodic and occasional information module of the Empresas.NET System (IPE Module) (category “Assembleia”, type “AGE”), which can be accessed on CVM’s electronic pages (http://gov.br/cvm) and B3 (http://www.b3.com.br/).

Belo Horizonte, October 28, 2021.

Andrea Sztajn

Chief Financial and Investor Relations Officer

Additional Information for U.S. Shareholders of Omega Geração S.A.:

This communication also contains information with respect to the proposed Merger of Shares under Brazilian law of Omega Geração by Omega Energia.

Omega Geração and Omega Energia are Brazilian companies. Information distributed in connection with the proposed Merger of Shares under Brazilian law of Omega Geração by Omega Energia is subject to Brazilian disclosure requirements that are different from those of the United States. Any financial statements or financial information included herein has been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed merger of shares, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed merger of shares, such as in open market or privately negotiated purchases.

Special Note Regarding Forward-Looking Statements:

This communication contains certain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to Omega Geração and Omega Energia, are intended to identify forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. Undue reliance should not be placed on such statements. Forward-looking statements speak only for the date they are made.